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                                                                 EXHIBIT 99.2




CONTACTS:
Media:                                                      Investors:
Josh Howell                                                 Gary Brandt
(601) 360-8750                                              (601) 360-8544

FOR IMMEDIATE RELEASE

                   WORLDCOM AND BROOKS FIBER ANNOUNCE MERGER

       EXPANDS WORLDCOM'S LOCAL PRESENCE FROM 52 METROPOLITAN AREAS TO 86

   ADDS SIGNIFICANT LOCAL ACCESS EXPERTISE, LOCAL FIBER NETWORKS AND SWITCHING
                                    CAPACITY


Jackson, Miss., October 1, 1997 - WorldCom, Inc. (NASDAQ: WCOM) and Brooks Fiber Properties, Inc. (NASDAQ: BFPT) today announced that the two companies have executed a definitive agreement and plan of merger. Under the terms of the agreement, structured to qualify as a pooling of interests transaction, each share of Brooks common stock will be exchanged for 1.65 shares of WorldCom common stock. As of yesterday's closing, the merger consideration for Brooks stock is approximately $2.4 billion plus outstanding debt obligations.

The agreement and plan of merger have been approved unanimously by the Board of Directors of each company. The merger closing is expected to occur as soon as possible following approval and adoption of the Plan of Merger by Brooks shareholders at a special shareholders' meeting.

The merger will expand the number of all fiber optic, state-of-the-art local networks and switching facilities operated in the U.S. by WorldCom from 52 to
86. The majority of the 44 Brooks' markets (34) are in cities that WorldCom did not have local facilities already established.

"The merger will greatly expand our total number of local networks and advance our entrance into more secondary cities by as much as two years in an accretive manner," said Bernard J. Ebbers, president and CEO of WorldCom.

"Additionally, through this merger we gain a highly trained and professional group of sales and technical personnel with an entrepreneurial spirit that matches our own. It is that spirit that has driven Brooks' swift growth over the past few years," said Mr. Ebbers. "We anticipate the contribution of the 1,600 or so employees from Brooks will prove to be extremely beneficial as we continue to grow as a full service communications provider."

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Founded in 1993, Brooks has grown quickly to become a leading facilities-based provider of competitive local telecommunications services, with an emphasis on secondary markets, by aggressively pursuing switched services opportunities, further building out existing systems and expanding service offerings. Like WorldCom, Brooks' goal has been to offer local dial tone, switched access termination and origination services, as well as Centrex-type offerings and desktop products in all of its markets. The company's sales focus is telecommunications-intensive business, government and institutional customers, as well as some residential customers.

Brooks' anticipated revenue growth rate for the next few years is in excess of WorldCom's stand alone rate. Accordingly, the merger will be additive to WorldCom's revenue growth. "We fully expect that the added networks and switching capacity will greatly benefit WorldCom as we continue to look to a bundled product offering for the bulk of our revenue growth in the future," said Mr. Ebbers.

Consummation of the Brooks merger is subject to the satisfaction of certain conditions, including the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Act, the receipt of other required regulatory approvals and the absence of certain material adverse changes. Consummation of the merger is also subject to the approval and adoption of the Brooks Merger Agreement by stockholders of Brooks. The closing of the merger is expected to occur as soon as practicable after satisfaction of the conditions set forth in the Brooks Merger Agreement.

Brooks Fiber Properties, Inc., headquartered in St. Louis, Missouri, is a leading full service provider of competitive local telecommunications services in cities across the United States. With networks operational or under construction in 44 U.S. cities, the company provides its customers with advanced and reliable high-capacity voice, video, data and other enhanced telecommunications services.

WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depository shares of WorldCom trade on the NASDAQ National Market (US) under the symbols WCOM and WCOMP, respectively.

Except for historical information, this press release contains forward looking statements that involve risks and uncertainties, including the satisfaction of the conditions to the transaction and the successful integration of WorldCom and Brooks, competitive and regulatory risk associated with the telecommunications industry, and other risks detailed from time to time in various regulatory filing by both companies. Actual results, events and performance may differ materially.

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